Exhibit 99.1

ACTIVECARE ANNOUNCES ACQUISITION OF GREEN WIRE LLC BUSINESS ASSETS
Green Wire purchase brings ActiveCare expanded distribution capabilities in the senior monitoring market

ActiveCare, Inc. (OTC.BB: ACAR), the service leader in diabetes management and emergency response,  today announced the acquisition of the business and net assets of Green Wire LLC and its related entities. The purchase includes the Green Wire name and intellectual property. The acquisition expands the Company’s sales channels and direct access to additional senior members for its ActiveOne mobile emergency response device. With call center locations in Utah and the Philippines, Green Wire’s 120 highly trained operators currently dial 170,000 calls per day while gaining over 400 new members per month.  The transition began September 1, 2012 as put forth in a letter of understanding. Within weeks of introducing the ActiveOne™ to Green Wire’s existing sales channels, the Company has already gained over 100 new members per week. “The acquisition of the Green Wire business will be instrumental in introducing the ActiveOne™ to the senior market” stated Michael Jones, COO of ActiveCare. ”The Company believes that, within six months, this acquisition will lead to more than 1,000 new members per month,” continued Jones.

Gwire Corporation is the subsidiary of ActiveCare which purchased the assets of Green Wire LLC and its related entities.  Senior executives David Lee and Andrew Ball of Green Wire will continue in their roles with the new company.  “Our current technology offers mobile seniors a non-mobile solution,” stated Lee, CEO of GWire. “With the addition of ActiveCare’s service and technology, we can now provide a service to a market that has been desperate for a mobile solution,” continued Lee. “With over 4,000 total members, this acquisition will position ActiveCare as the leader in the mobile emergency response market,” added Jones.

ActiveCare paid approximately $2.7 million in cash and securities for the Green Wire business through a newly formed subsidiary, GWire Corporation.  Operations will continue from the former Green Wire offices in Orem, Utah and in the Philippines.  David Lee is CEO of GWire and Andrew Ball is President.  Lee and Ball signed employment contracts with GWire in connection with the transaction.  Details of the transaction are contained in filings made today by ActiveCare with the Securities and Exchange Commission.

About Green Wire
Green Wire was established in 2009 as a telemarketing and sales organization focused on the telehealth and Personal Emergency Response System markets.  To date, the company has sold over 3,500 devices to the senior market. Based in Orem, Utah, Green Wire has over 140 employees throughout the organization with offices in Utah and the Philippines.

About ActiveCare
ActiveCare, Inc. is a leader in providing telehealth and personal emergency response solutions. The ActiveOne is a cell phone, a GPS tracking device and an emergency fall detector all in one. A single button connects the member to a CareSpecialist 24 hours a day, 7 days a week. Headquartered in Salt Lake City, Utah, and publicly traded on the OTC Bulletin Board under symbol ACAR, ActiveCare is committed to providing consistent excellence in quality and safety as well as friendly care for members and caregivers alike. To learn more about ActiveCare, Inc. visit the corporate website at www.activecare.com or contact investor/media relations at 877-862-5545.

Safe Harbor
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, regulatory uncertainty and economic pressure on the healthcare industry in particular, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with assimilating our recent acquisitions. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.